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EXHIBIT 3.3
                            Certificate of Amendment
                                       to
                    Amended and Restated Certificate of Incorporation
                                       of
                                NEWFLO Corporation

      NEWFLO CORPORATION, a corporation organized and existing under the General Corporation Law of the State of Delaware, (the "Company"), DOES HEREBY CERTIFY:

      FIRST:  A resolution was duly adopted of the Board of Directors
(the "Board") of the Company, setting forth a proposed amendment to the Amended and Restated Certificate of Incorporation of the Company as amended and restated on November 17, 1992 and filed with the Secretary of the State of Delaware on November 18, 1992 (the "Amended Certificate"). The resolution was adopted in lieu of a special meeting of the Board in accordance with the provisions of Section 141 of the General Corporation Law of the State of Delaware. The proposed amendment changes the corporate name of the Company from NEWFLO Corporation to PCC Flow Technologies, Inc. The Board having declared said amendment to be advisable, called for the submission of said amendment to a vote of the sole shareholder of the Company in accordance with the General Corporation Law of the State of Delaware. The resolution setting forth the proposed amendment is as follows:

      RESOLVED, that the First Article of the Restated Certificate of Incorporation of the Company is amended to provide as follows:

          "First:  The name of the Corporation is PCC Flow Technologies, Inc."

      SECOND: A resolution was duly adopted of the Board, setting forth a proposed amendment to the Amended Certificate. The resolution was adopted in lieu of a special meeting of the Board in accordance with the provisions of
Section 141 of the General Corporation Law of the State of Delaware. The proposed amendment decreases and reclassifies the authorized capital stock of the Company. The Board having declared said amendment to be advisable, called for the submission of said amendment to a vote of the sole shareholder of the Company in accordance with the General Corporation Law of the State of Delaware. The resolution setting forth the proposed amendment is as follows:

      RESOLVED, that the Fourth Article of the Amended and Restated Certificate of Incorporation of the Company is amended to read as follows:

      FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is 100 shares of capital stock. Outstanding shares of Class A and Class B common stock shall be redeemed and the Corporation shall issue 100 shares of single-class common stock, par value $.01 per share.

      THIRD: That pursuant to resolution of the Board, the proposed amendments were submitted to the sole stockholder of the Company and were duly adopted by the sole shareholder of the Company pursuant to a written consent dated July 31, 1996 in accordance with the applicable provisions of
Section 228 of the General Corporation Law of the State of Delaware.

      FOURTH: That said amendments were duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

      IN WITNESS WHEREOF, NEWFLO Corporation has caused this Certificate to be signed, and attested by its duly authorized officer.

                                     Dated:  August 7, 1996

                                     NEWFLO CORPORATION

                                     By:  /s/ J. Jack Watson
                                     -----------------------
                                         J. Jack Watson
                                     President and Chief Executive
                                     Officer
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